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                                                                 EXHIBIT 12.01

                             PORTOLA PACKAGING, INC
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (IN THOUSANDS)

                                               YEAR ENDED AUGUST 31,
                                -----------------------------------------------
                                 1992      1993      1994      1995      1996
                                 ----      ----      ----      ----      ----
Fixed Charges:
  Interest expense              $3,200    $3,128    $3,996    $8,658    $13,084
  Debt financing costs             969       479     1,058       447        492
  Rent expense                     284       295       465       499        635
                               -------   -------   -------   -------   --------
    Total interest               4,453     3,902     5,519     9,604     14,211
Total fixed charges              4,453     3,902     5,519     9,604     14,211
Less:  Capitalized interest         --        --        --        --         --
                               -------   -------   -------   -------   --------
    Total fixed charges         $4,453    $3,902    $5,519    $9,604    $14,211
                               =======   =======   =======   =======   ========

Earnings:
  Net income (loss)               $663      $309      $225      $140    ($9,442)
  Income tax benefit from
    extraordinary item              --      (592)     (539)       --       (845)
  Cumulative effect of
    adopting SFAS No. 109           --        --        85        --         --
  Provision for income taxes     1,287     1,521     1,095     1,294        865
  Net fixed charges              4,453     3,902     5,519     9,604     14,211
                               -------   -------   -------   -------   --------
     Total earnings             $6,403    $5,140    $6,385   $11,038     $4,789
                               =======   =======   =======   =======   ========

Calculation of ratio of
earnings to fixed charges:
     Total earnings             $6,403    $5,140    $6,385   $11,038     $4,789
     Total fixed charges        $4,453    $3,902    $5,519    $9,604    $14,211
     Ratio of earnings to
       fixed charges              1.44      1.32      1.16      1.15         --
     Deficiency of earnings
       to fixed charges                                                 $(9,422)